ASSET ALLOCATION RIDER
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This rider forms a part of the Base Contract to which it is attached and is effective as of the Rider Effective Date. If you selected the PRIME Plus Benefit on your contract application at contract issue, the Rider Effective Date is the Issue Date. If you add the PRIME Plus Benefit after the Issue Date, the Rider Effective Date is listed on the Contract Schedule Addendum. In the case of a conflict with any provision in the Base Contract, the provisions of this rider will control. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider will terminate and be removed from the Base Contract as indicated in the CONDITIONS FOR TERMINATION OF THIS RIDER section.

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The purpose of this rider is to add Investment Option Allocation and Transfer
Restrictions to the Base Contract.
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Restrictions for        We will restrict your selection of certain Investment
Selecting Investment    Options and the percentage of Contract Value that you
Options and Making      can have in certain Investment Options if any of the
Transfers               following limits on volatility or risk are triggered:
                          (a) The average one-year volatility, as measured
                              by standard deviation, is greater than [15%].
                          (b) The average three-year volatility, as
                              measured by standard deviation, is greater than [15%].
                          (c) The average one-year risk, as measured by
                              the beta compared to the Standard & Poor's 500
                              Composite Price Index, is greater than [75%].
                          (d) The average three-year risk, as measured by the
                              beta compared to the Standard & Poor's 500
                              Composite Price Index, is greater than [75%].

                         We will monitor (a) through (d) above. If any of these limits on volatility or risk are triggered, we will notify you and restrict future allocations and transfers as follows:
                          (a) Group A Investment Options will no longer be
                              available to you,
                          (b) You cannot have more than [70%] of your total
                              Contract Value in Group B Investment Options, and
                          (c) Group C Investment Options will be
                              available for any amount of Contract Value whether or not the limits on volatility or risk are triggered.

                         If the Rider Effective Date is the Issue Date, the Investment Options in Group A, Group B and Group C are shown on the Contract Schedule. If the Rider Effective Date occurs after the Issue Date, the Investment Options in Group A, Group B and Group C are shown on the form on which you elected to add the PRIME Plus Benefit Rider to the Base Contract. We may periodically add and remove Investment Options from Group A, Group B, and Group C, and will notify you in writing when this occurs.

Notification and         If any of these limits on volatility or risk are
Instructions for         triggered, we will notify you and ask you to reallocate
Limitations of           any Contract Value you have in the Group A Investment
Restrictions             Options, and any amount in excess  of [70%] of the
                         total Contract Value that is in the Group B Investment
                         Options.

                         We will implement allocation and transfer restrictions after any of these limits are triggered and we have sent you written notice. If we receive instructions from you before the implementation date, we will reallocate your Contract Value according to those instructions. If we do not receive any instructions from you by the implementation date, or if your Contract is still in violation of the allocation and transfer restrictions listed above, we will reallocate your Contract Value on the implementation date in the following order.
                         (1) Contract Value in the Group A Investment Options:
                             (a) We will transfer all Contract Value out of the Group A Investment Options and apply it to the Group B and/or Group C Investment Options according to your most recent allocation instructions, excluding any allocations you made to the Group A Investment Options.
                             (b) If your most recent allocation instructions do not include any Group B or Group C Investment Options, we will transfer all Contract Value out of the Group A Investment Options and apply it to the Money Market Investment Option shown on the Contract Schedule.


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Notification and         (2) More than [70%] of total Contract Value in the
Instructions for             Group B Investment Options:
Limitations of               (a) We will transfer the excess Contract Value (the
Restrictions                     amount of Contract Value in the Group B
(continued)                      Investment Options that is in excess of [70%]
                                 of the total Contract Value) out of the Group B
                                 Investment Options and apply it to the Group C
                                 Investment Options according to your most recent allocation instructions, excluding any allocations you made to the Group A and Group B
                                 Investment Options.
                             (b) If your most recent allocation instructions do
                                 not include any Group C Investment Options we will transfer the excess Contract Value out of the Group B Investment Options and apply it to the Money Market Investment Optionmshown on the
                                 Contract Schedule.

                             After we implement these allocation and transfer restrictions, Group A Investment Options will no longer be available for allocations or transfers. In addition, we will only allow you to make allocations or transfers to Group B Investment Options as long as the Contract Value in the Group B options would be [70%] of the total Contract Value or less after the allocation or transfer. We will also monitor your Contract Value in the Group B Investment Options to ensure that it does not exceed [70%] of the total Contract Value. If you have more than [70%] of the total Contract Value in the Group B Investment Options we will reallocate your Contract Value as indicated above without providing any advanced written notice.

Conditions for               This rider will terminate upon the earliest of the
Termination of               following.
this Rider                    (a) The termination of the Base Contract.
                              (b) The termination of both the GMIB and GPWB.
                              (c) The termination of the PRIME Plus Benefit
                                  Rider.

In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.

                  ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

                  [/s/ Wayne A Robinson]        [/s/ Mark Zesbaugh]
                    Wayne A. Robinson              Mark Zesbaugh
                       Secretary                    President



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